UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

 FORM 8-K

 CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

May 26, 2016

Date of Report (Date of earliest event reported)

SPEED COMMERCE, INC.

(Exact name of registrant as specified in its charter)

Minnesota	000-22982	41-1704319
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1303 E. Arapaho Road, Suite 200 Richardson, TX 75081
(Address of principal executive offices) (Zip Code)

(866) 377-3331

(Registrant’s telephone number, including area code)

_______________________________________

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

SIGNATURES

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 26, 2016, the Board of Directors of Speed Commerce, Inc. (the “Company”) voted to appoint Dalton Edgecomb, the Company’s Interim Chief Executive Officer, as a member of the Board of Directors of the Company, and to hold such office until a qualified successor is elected by the shareholders of the Company at the next regular or special meeting of its shareholders.

Mr. Edgecomb, age 52, is a principal of Winter Harbor, LLC and has more than 20 years of experience advising companies through cash management and cost reduction, capital structure refinancing, crisis management and business plan development for restructuring purposes. He has participated in more than 50 successful turnaround engagements in a variety of industries including food and agribusiness, retail, textiles, healthcare, engineering and construction, energy, transportation, and industrial manufacturing. Since January 2012 Mr. Edgecomb has been a member and managing director of Winter Harbor, LLC. Prior to that time, Mr. Edgecomb was a managing director at Huron Consulting where, for approximately five years, he provided various business and consulting services.

As previously disclosed, the Company has entered into an engagement agreement with Winter Harbor, LLC in connection with, among other things, the provision of Mr. Edgecomb’s services to the Company (the “Engagement Agreement”). The Engagement Agreement is filed as Exhibit 10.2 to that certain Current Report on Form 8-K filed by the Company on December 21, 2015. Other than the Engagement Agreement, there is no arrangement or understanding between Messrs. Edgecomb and the Company regarding his appointment as the Company’s Interim Chief Executive Officer, or to the Company’s Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 26, 2016	SPEED COMMERCE, INC.

	By:	/s/ Dalton Edgecomb
	Name:	Dalton Edgecomb
	Title:	Interim Chief Executive Officer